FORM 4                                     OMB APPROVAL

|_|Check this box if no longer                     OMB Number:      3235-0287
subject to Section 16. Form 4 or                   Expires:  January 31, 2005
Form 5 obligations may continue.                   Estimated average burden
See Instruction 1(b).                              hours per response...0.5
--------------------------------                   --------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                   Filed pursuant to Section 16(a) of the
    Securities Exchange Act of 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(h) of the
                       Investment Company Act of 1940

                          (Print or Type Responses)

-----------------------------------------   --------------------------------------------   ---------------------------------------
1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
    Bernardo, Jr.  Edward                       Slade's Ferry Bancorp-SFBC                     [ ]  Director        [ ]  10% Owner
                                                                                               [X]  Officer (give title below)
-----------------------------------------   -------------------   ----------------------       [ ]  Other (specify below)
    (Last)        (First)       (Middle)    3.  I.R.S. Identi-    4.  Statement for            Vice President/Treasurer-Bank
                                                fication Number       Month/Day/Year           Treasurer-Bancorp
    138 Main Street Apt #9                      of Reporting            4/23/2003          ---------------------------------------
-----------------------------------------       Person, if an     ----------------------   7.  Individual or Joint/Group Filing
    (Street)                                    entity            5.  If Amendment,            (Check Applicable Line)
                                                (Voluntary)           Date of Original     [X] Form filed by One Reporting Person
    Fairhaven         MA        02719                                 (Month/Day/Year)     [ ] Form filed by More than One
                                                ###-##-####                                    Reporting Person
-----------------------------------------   -------------------   ----------------------   ---------------------------------------
    (City)            (State)   (Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security |2. Trans-  |2A. Deemed  |3. Trans- |4. Securities Acquired (A) |5. Amount of   |6. Ownership  |7. Nature of
   (Instr. 3)        |   action  |    Execu-  |   action |   or Disposed of (D)      |   Securities  |   Form:      |   Indirect
                     |   Date    |    tion    |   Code   |   (Instr. 3, 4 and 5)     |   Beneficially|   Direct (D) |   Beneficial
                     |           |    Date, if|   (Instr.|                           |   Owned       |   or In-     |   Ownership
                     |           |    any     |   8)     |                           |   Following   |   direct (I) |   (Instr. 4)
                     |   (Month/ |    (Month/ |          |                           |   Reported    |   (Instr. 4) |
                     |   Day/    |    Day/    |__________|___________________________|   Transactions|              |
                     |   Year)   |    Year)   |Code    V |  Amount    (A)or    Price |   (Instr. 3   |              |
                     |           |            |          |             (D)           |   and 4)      |              |
__________________________________________________________________________________________________________________________________
Common Stock; $.01   |           |            |          |                           |               |              |
 par value           |   1/24/03 |            |  J     V |    2.733     A      13.95 |               |       D      |
__________________________________________________________________________________________________________________________________
Common Stock; $.01   |           |            |          |                           |               |              |
 par value           |   4/18/03 |            |  J     V |    2.645     A      14.50 |      428.875  |       D      |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*          If the form is filed by more than one reporting person, see
           Instruction 4(b)(v).

                                                               SEC 1474 (9-02)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control nummber.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

__________________________________________________________________________________________________________________________________
1.Title of |2.Conver-|3.Trans-|3A.Deemed|4.Trans-|5.Number of |6.Date Exer-|7.Title and Amount|8.Price |9.Number |10.Own-|11.Nature
Derivative |sion or  |action  |Execution|action  |Derivative  |cisable and |of Underlying Se- |of Deri-|of Deriv-|ership |of In-
Security   |Exercise |Date    |Date, if |Code    |Securities  |Expiration  |curities          |vative  |ative    |Form of|direct
(Instr. 3) |Price of |(Month  |any      |(Instr. |Acquired (A)|Date        |(Instr. 3 and 4)  |Security|Securi-  |Deriva-|Benefi-
           |Deri-    |Day/    |(Month/  |8)      |or Disposed |(Month/Day  |                  |(Instr. |ties     |tive   |cial
           |vative   |Year)   |Day/Year)|        |of (D)      |Year)       |                  |5)      |Bene-    |Securi-|Owner-
           |Security |        |         |        |(Instr. 3,  |            |                  |        |ficially |ty: Di-|ship
           |         |        |         |        |4 and 5)    |            |                  |        |Owned    |rect   |Instr.
           |         |        |         |        |            |            |                  |        |Follow-  |(D)    |4)
           |         |        |         |        |            |            |                  |        |ing      |or In- |
           |         |        |         |________|____________|____________|__________________|        |Reported |direct |
           |         |        |                  |            |Date        |                  |        |Trans-   |(I)    |
           |         |        |         |        |            |Exer- Expir-|        Amount or |        |action(s)|(Instr.|
           |         |        |         |        |            |cis-  ation |        Number of |        |(Instr.  |4)     |
           |         |        |         |Code  V | (A)    (D) |able  Date  |Title   Shares    |        |4)       |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |Common            |        |         |       |
           |         |        |         |        |            |            |Stock             |        |         |       |
Option     |         |        |         |        |            |            |($.01
(right to  |         |        |         |        |            |4/10/  4/9/ |par               |        |         |       |
buy        |  $10.00 | 4/9/03 |         | M      |        10  |  00     05 |value     1,000   |  14.20 |         |   D   |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |Common            |        |         |       |
           |         |        |         |        |            |            |Stock             |        |         |       |
Option     |         |        |         |        |            |            |($.01
(right to  |         |        |         |        |            |4/10/  4/9/ |par               |        |         |       |
buy        |  $ 9.50 | 4/9/03 |         | M      |        15  |  01     06 |value     1,500   |  14.20 |     0   |   D   |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________

Explanation of Responses:
M    Exercise of stock appreciation rights
J    Dividend Reinvestment


                           /s/ Edward Bernardo                     4/23/03
                           _________________________________   _______________
                           **  Signature of Reporting Person        Date

                           By authorized signator:

                           /s/ Isola A. Anctil
                           _________________________________

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.